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FOR IMMEDIATE RELEASE

INVESTOR AND MEDIA CONTACTS:

Anthony S. Cleberg                  Colleen T. Bauman
Chief Financial Officer             Investor Relations
(248) 340-9090                      (248) 340-7731


                           CHAMPION MANAGEMENT REPORT

AUBURN HILLS, MICHIGAN, MARCH 25, 2002 -- The following Management Report from Walter R. Young, Chairman, President and CEO of Champion Enterprises, Inc. (NYSE: CHB), was posted to Champion's website and sent to interested parties today.

     With Spring, increased consumer retail traffic and higher tax refunds, optimism rises. The start to 2002 is encouraging, with February year-to-date industry wholesale shipments up almost 12% from a year ago.

     With the decline in home-only consumer financing for the industry, consumers and retailers continue to shift to real estate mortgages. We believe that cash and real estate loans were an estimated 20% of industry new home funding in 2000, 50% in 2001 and 60% so far this year. This shift, particularly with the Texas legislation effective January 2002, builds in a 60-day or more lag time to complete a consumer sale. As a result of the shift to real estate mortgage financing, we are experiencing a delayed seasonal increase in sales and a higher retail pipeline for deals waiting to be closed. Particularly during this seasonally slower quarter, this shift has reduced sales volume at our company-owned and independent retailers.

     As a result, for the first quarter ending March 30, 2002 we anticipate that sales will be off about 5% from a year ago, or in the range of $305-$315 million. We expect a loss in the range of $0.23-$0.27 per diluted share in the three-month period. These amounts will compare to a loss of $0.55 per diluted share on revenues of $326 million in the quarter ended March 31, 2001. Prior year results include $0.07 per diluted share for non-cash fixed asset impairment charges related to closed homebuilding facilities and retail sales centers and $0.05 per diluted share for goodwill amortization expense. Although we'll report a loss in the first quarter, encouraging signs include manufacturing sales increases, cutting our operating losses by about one-third on lower sales volume, and more projected funding of real estate mortgages in our retail pipeline.


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     Conseco's withdrawal from industry wholesale floor plan lending is orderly, with the four other national lenders, as well as regional and local banks, increasing their floor plan lending volumes. As to our company-owned retailers' inventory financing, we believe that we have the liquidity and borrowing potential from other lenders to make a smooth transition. Because of the strength of our independents, we expect that they will also be able to obtain financing for their inventories from other sources and that any repurchase obligations will be manageable.

     Even with consumer home-only loan originations dropping, it appears that real estate lenders are increasing their industry financing. We still feel that our 2002 industry forecasts can be supported by available consumer financing, assuming cash sales and real estate loans reach 70% of industry funding. Again, our industry estimates are for 200,000 wholesale shipments and 208,000 new retail home sales this year.

     Despite the delay in sales due to the real estate pipeline buildup, we are encouraged by the increase in industry wholesale shipments, the orderly exit of Conseco from wholesale lending, and the speed at which retailers are learning the real estate mortgage and construction loan processes. We continue to expect a profitable 2002 and to have sufficient liquidity to manage through the last of this industry rebalancing. On Wednesday, April 17 we announce our first quarter results and look forward to talking with you then. In the meantime, think Spring!

                                      Walt

     Champion Enterprises, Inc., headquartered in Auburn Hills, Michigan, is the industry's leading manufacturer and has produced nearly 1.6 million homes since the company was founded. The company operates 48 homebuilding facilities and 214 retail locations. Champion's homes are also sold by more than 1,000 independent retail locations that have joined either the Champion Home Center or the Alliance of Champions retail distribution networks and by 400 builders and developers. Further information can be found at the company's website, www.championhomes.net.

     This Management Report contains certain statements, including our assessment of industry trends, real estate mortgage funding, sales, earnings and liquidity forecasts, manufacturing activity, cash sales, floor plan activity, assessments of repurchase obligations, and industry forecasts and estimates, which could be construed to be forward looking statements within the meaning of the Securities and Exchange Act of 1934. These statements reflect the company's views with respect to future plans, events and financial performance. The company does not undertake any obligation to update the information contained herein, which speaks only as of the date of this Management Report. The company has identified certain risk factors which could cause actual results and plans to differ substantially from those included in the forward looking statements. These factors are discussed in the company's most recently filed Form 10-K, and that discussion regarding risk factors is incorporated herein by reference.